Exhibit 10.1

Execution Copy

Bank of America, N.A. Merrill Lynch Pierce Fenner & Smith Incorporated 214 N. Tryon Street, 14th Floor Charlotte, North Carolina 28255	SunTrust Bank SunTrust Robinson Humphrey, Inc. 8330 Boone Boulevard Vienna, Virginia 22182	PNC Bank, National Association PNC Capital Markets LLC 800 17th Street, N.W. Washington, DC 20006

June 2, 2011

Dynamics Research Corporation
Two Tech Drive
Andover, Massachusetts  01810
Attention:                       Mr. David Keleher
Senior Vice President and Chief Financial Officer

Dynamics Research Corporation
Commitment Letter for $130,000,000 Senior Secured Credit Facilities

Ladies and Gentlemen:

Dynamics Research Corporation, a Massachusetts corporation (“you” or the “Borrower”) has advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), SunTrust Bank (“SunTrust”), SunTrust Robinson Humphrey, Inc. (“STRH”), PNC Bank, National Association (“PNC” and, collectively with Bank of America and SunTrust, the “Lead Banks”) and  PNC Capital Markets LLC (“PNCCM” and, collectively with MLPFS and STRH, the “Lead Arrangers” and the Lead Arrangers collectively with the Lead Banks, “us” or the “Lead Parties”) that you intend to acquire (the “Acquisition”) all of the outstanding equity interests of High Performance Technologies, Inc., a Florida corporation (the “Target”) from the Target’s shareholders (the “Sellers”) for an aggregate consideration of not more than $145,000,000 in cash.  The Acquisition will be effected through the merger of DRC-Prize Acquisition, Inc., a newly-formed Florida corporation and wholly-owned subsidiary of the Borrower (the “Merger Sub”) with and into the Target (with the Target being the surviving corporation) pursuant to that certain Agreement and Plan of Merger dated as of June 2, 2011 (the “Merger Agreement”) among you, Merger Sub, the Target and the Sellers.

You have also advised the Lead Parties that you intend to finance the Acquisition, refinance certain existing indebtedness of the Borrower and its subsidiaries and of the Target and its subsidiaries (collectively, all such indebtedness refinancing, the “Refinancing”), pay certain costs and expenses related to the Transactions (as defined below) and provide for certain ongoing working capital and other general corporate purposes (including working capital and capital expenditures) of the Borrower and its subsidiaries after consummation of the Acquisition from the following sources (and that no material financing other than the financing described herein will be required in connection with the Transactions):  (a) at least $18,000,000 in cash on hand of the Borrower (the “Cash on Hand Consideration”), (b) at least $40,000,000 in gross cash proceeds from subordinated unsecured indebtedness (the “Mezzanine Facility”) and (c) a portion of up to $130,000,000 in senior secured credit facilities (the “Senior Credit Facilities”) of the Borrower, composed of (i) a term loan facility of up to $110,000,000 and (ii) a revolving credit facility of up to $20,000,000.  The Acquisition (including the payment of all amounts, including the Cash on Hand Consideration), the Refinancing, the entering into and funding of the Senior Credit Facilities, the entering into and funding of the Mezzanine Facility, the payment of the costs and expenses related to the foregoing and all related transactions are hereinafter collectively referred to as the “Transactions”.  The sources and uses for the Transactions are as set forth on Schedule 1 hereto.

 Capitalized terms used but not defined herein shall have the meanings assigned to them in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”) and the Conditions Annex attached hereto as Exhibit B (the “Conditions Annex” and, collectively with this letter and the Summary of Terms, this “Commitment Letter”).

In connection with the foregoing, (a) Bank of America is pleased to offer a commitment to lend up to $50,000,000 of the Senior Credit Facilities and to offer to be the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, (b) SunTrust is pleased to offer a commitment to lend up to $40,000,000 of the Senior Credit Facilities and to offer to be a syndication agent for the Senior Credit Facilities and (c) PNC is pleased to offer a commitment to lend up to $40,000,000 of the Senior Credit Facilities and to offer to be a syndication agent for the Senior Credit Facilities, in each case, upon and subject to the terms and conditions set forth in this Commitment Letter (including the Summary of Terms and the Conditions Annex).  The commitments of the Lead Banks are several and not joint and shall, in each case, be allocated on a pro rata basis between the Revolving Credit Facility and the Term Loan Facility.  Each of the  Lead Arrangers is pleased to advise you of its willingness in connection with the foregoing commitments, as joint lead arrangers and joint book managers for the Senior Credit Facilities, to form a syndicate of financial institutions (including each of the Lead Banks) and institutional lenders (collectively, the “Lenders”), all upon and subject to the terms and conditions set forth in this Commitment Letter.  No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the prior written approval of the Lead Arrangers.  Notwithstanding the foregoing or anything to the contrary in this Commitment Letter, in any and all marketing materials and other documentation used in connection with the Senior Credit Facilities, MLPFS shall have “left” and highest placement and shall hold the leading role and responsibilities conventionally associated with such placement.

The respective several commitments of the Lead Banks hereunder and the undertakings of the Lead Arrangers to provide the services described herein are subject solely to the satisfaction of each of the conditions set forth in (a) the Summary of Terms under the heading “Conditions Precedent to All Extensions of Credit” and (b) the Conditions Annex.

The Lead Arrangers intend to commence syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and each of the fee letter among you, Bank of America and MLPFS of even date herewith (the “Bank of America Fee Letter”) and the fee letter among you and each of the Lead Parties (the “Joint Fee Letter” and, together with the Bank of America Fee Letter, the “Fee Letters”).  As and when corresponding commitments are received from the Lenders, the respective several commitments of each of the Lead Banks hereunder shall be reduced dollar per dollar on a pro rata basis.

You agree to actively assist, and use your commercially reasonable efforts to cause the Target, the Sellers and their respective relevant representatives, subsidiaries and affiliates, and appropriate members of the management teams of the Target, to actively assist, the Lead Arrangers in achieving a Successful Syndication (as defined in the Joint Fee Letter).  Such assistance shall include your (a) providing, causing your advisors to provide and using your commercially reasonable efforts to cause the Target and the Sellers, and appropriate members of the management team of the Target, to provide, the Lead Parties and the other Lenders upon request with all information reasonably deemed necessary by the Lead Parties to complete a Successful Syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (including the Projections (as defined below), the “Information”), (b) assisting, and using your commercially reasonable efforts to cause the Target and the Sellers, and appropriate members of the management team of the Target, to assist, in the preparation of Information Memoranda and other materials to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Summary of Terms

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and the Conditions Annex and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing banking relationships and the existing banking relationships of the Target and the Sellers, (d) your ensuring that there is no competing offering, placement or arrangement of any debt securities or bank financings (other than the Mezzanine Facility) by or on behalf of the Borrower or any of its subsidiaries and the Target and its subsidiaries and (e) otherwise assisting the Lead Parties in their syndication efforts, including by making your officers and advisors available, and (to the extent reasonable and practical) making officers and advisors of the Target (or any of its subsidiaries) and the Sellers available, from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries (including the Target and its subsidiaries), as appropriate, at one or more meetings of prospective Lenders.  Notwithstanding any earlier termination of this Commitment Letter, the provisions of this paragraph and the immediately following paragraph shall survive and remain in full force and effect until the earliest of (i) 90 days following the Closing Date, (ii) completion of a Successful Syndication and (iii) the termination of this Commitment Letter pursuant to the last paragraph hereof other than as a result of the occurrence of the Closing Date (such earliest date, the “Syndication Assistance Termination Date”).

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms.  It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

You represent, warrant and covenant that:

(a)           all financial projections concerning the Borrower and its subsidiaries (in each case, after giving effect to the Transactions) that have been or are hereafter made available to the Lead Parties or the Lenders by you, the Target, the Sellers or any of your or their respective representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you or the Sellers or the Target, as applicable, to be reasonable at the time made and at the time furnished; and

(b)           all Information, other than Projections, which has been or is hereafter made available to the Lead Parties or the Lenders by you, the Target, the Seller or any of your representatives (or on your or their behalf) in connection with any aspect of the Transactions, as and when furnished, and when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made.  You agree to furnish us with further and supplemental information from time to time until the Closing Date, and, if a Successful Syndication has not been achieved as of the Closing Date, for a reasonable period of time (not later than the Syndication Assistance Termination Date) thereafter as is necessary to complete a Successful Syndication so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date and on such later date as if the Information were being furnished, and such representation, warranty and covenant were being made, on each such date.  In issuing this commitment and in arranging and syndicating the Senior

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Credit Facilities, the Lead Parties are and will be using and relying on the Information without independent verification thereof;

provided, however, that each of the foregoing representations, warranties and covenants, to the extent it pertains to the Target and its subsidiaries, is made to the best of your knowledge with respect to any such information provided to you by the Target and it representatives.

You acknowledge that (a) the Lead Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Credit Parties or their respective affiliates (including the Target and its subsidiaries), or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom.  In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Parties on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders:  (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to Senior Credit Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Senior Credit Facilities.  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Parties will not distribute such materials to Public Lenders without further discussions with you.  You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

By executing this Commitment Letter, you agree to reimburse each of the Lead Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Winston & Strawn, LLP, as counsel to MLPFS and Bank of America, and of special and local counsel to the Lenders retained by MLPFS or Bank of America and (b) reasonable due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.  You acknowledge that each of MLPFS and Bank of America may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with MLPFS and Bank of America including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each Lead Party, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are

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incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith breach of its material obligations under this Commitment Letter.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors, the Target, any affiliate or creditor of the Target, the Sellers or any affiliate or creditor of a Seller or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equityholders or creditors or to the Target, the Seller or any of their respective affiliates or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith breach of its material obligations under this Commitment Letter.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, willful misconduct or bad faith breach of its material obligations under this Commitment Letter of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and each of the Fee Letters and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facilities or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letters after your acceptance of this Commitment Letter and the Fee Letters, (a) on a confidential basis to the board of directors and advisors of the Sellers and the Target and the arranger of the Mezzanine Facility, in each case, in connection with their consideration of the Transactions and (b) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.  Each of the Lead Parties hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow each Lead Party, as applicable, to identify you in accordance with the Act.

You acknowledge that one or more of the Lead Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours or the Target’s.  Each Lead Party severally agrees that it will not furnish confidential information obtained from you to any of  its other customers and that it will treat confidential information relating to you, the Target and your or their respective affiliates with the same degree of care as it treats its own confidential information.  Each Lead Party further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer.  In connection with any aspect of the Transactions and

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the other services and transactions contemplated hereby, you agree that each Lead Party is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Target, the Sellers or any of your or their respective affiliates that is or may come into the possession of such Lead Party or any of such affiliates.

In connection with all aspects of the Transactions and each other transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (a) (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Lead Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the Transactions and the other transactions contemplated hereby; (b) (i) each Lead Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, the Target, any of your or their respective affiliates or any other person or entity and (ii) no Lead Party has any obligation to you or your affiliates with respect to Transactions or the other transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Lead Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours, the Target’s and those of your and their respective affiliates, and no Lead Party (nor any of its affiliates) has any obligation to disclose any of such interests to you, the Target or your or their respective affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Lead Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs, the provisions regarding governing law and waiver of jury trial herein and the other provisions herein that are expressly stated to survive termination of this Commitment Letter shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Lead Party hereunder provided that you shall be deemed released of your reimbursement and indemnification obligations hereunder upon the execution of all definitive documentation for the Senior Credit Facilities and the initial extension of credit thereunder.

This Commitment Letter and each of the Fee Letters may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this Commitment Letter or any Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms and the Conditions Annex) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  Each of you and each of the Lead Parties hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms and the Conditions Annex), the Fee Letters, the Transactions and the other transactions contemplated hereby and thereby or the actions of any Lead Party in the negotiation, performance or enforcement hereof.  The commitments and undertakings of the Lead Parties may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letters on a timely basis.

This Commitment Letter (including the Summary of Terms and the Conditions Annex) and the Fee Letters embody the entire agreement and understanding among the Lead Parties, you and your affiliates

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with respect to the Senior Credit Facilities and supersede all prior agreements and understandings relating to the specific matters hereof.  Those matters that are not covered or made clear herein or in the Summary of Terms, the Conditions Annex or the Fee Letters are subject to mutual agreement of the parties.  No party has been authorized by any Lead Party to make any oral or written statements that are inconsistent with this Commitment Letter.  This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of the Lead Parties hereunder will expire at 5:00 p.m. (Eastern time) on June 3, 2011 unless you execute this Commitment Letter and each of the Fee Letters and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms and the Conditions Annex) and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements.  Thereafter, all commitments and undertakings of the Lead Parties hereunder will expire on the earliest of (a) July 29, 2011 unless definitive documentation for the Senior Credit Facilities is executed and delivered prior to such date, (b) the closing of the Acquisition or the completion of the Refinancing without the use of the Senior Credit Facilities, (c) the termination of the Merger Agreement without consummation of the Acquisition and (d) the acceptance by the Sellers or any of their respective affiliates of an offer for all or any substantial part of the capital stock or property or assets of the Target and its subsidiaries other than as part of the Transactions.  In consideration of the time and resources that the Lead Parties will devote to the Senior Credit Facilities, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Borrower and its subsidiaries.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Chris Busconi
Name:	Chris Busconi
Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Matthew N. Tigwell
Name:	Matthew N. Tigwell
Title:	Vice President

SUNTRUST BANK

By:	/s/ Peter J. Mandanis
Name:	Peter J. Mandanis
Title:	Senior Vice President

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Keith E. Roberts
Name:	Keith E. Roberts
Title:	Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Douglas T. Brown
Name:	Douglas T. Brown
Title:	Senior Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ David R. Walsh
Name:	David R. Walsh
Title:	Managing Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

DYNAMICS RESEARCH CORPORATION

By:	/s/ David Keleher
Name:	David Keleher
Title:	Senior Vice President and Chief Financial Officer

Dynamics Research Corporation
Commitment Letter
Signature Page

SCHEDULE I

SOURCES AND USES OF FUNDS

($ millions)

Sources		Uses
Term Loan Facility	$110
Mezzanine Facility	$40	Cash purchase price of the equity interests of the Target	$143
Cash on Hand Consideration	$18	Refinancing of Existing Indebtedness	$18
Revolving Credit Facility	$0	Estimated fees and expenses	$7
Total Sources	$168	Total Uses	$168

Schedule I – Sources and Uses

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

DYNAMICS RESEARCH CORPORATION

$130,000,000 SENIOR SECURED CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter dated as of June 2, 2011 (the “Commitment Letter”) by and among the Borrower (as defined below), the Lead Arrangers (as defined below), Bank of America, N.A. (“Bank of America”), SunTrust Bank (“SunTrust”) and PNC Bank, National Association (“PNC”) to which this Exhibit A is attached.

Borrower:	Dynamics Research Corporation, a Massachusetts corporation (the “Borrower”).

Guarantors:
The obligations under the Senior Credit Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by each existing and future direct and indirect domestic and, to the extent no material adverse tax consequences would result, foreign subsidiary of the Borrower  (collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”); provided that any subsidiary that guarantees the Mezzanine Facility shall be required to be a Guarantor.  All guarantees will be guarantees of payment and not of collection.

Administrative Agent:	Bank of America will act as sole administrative agent (the “Administrative Agent”).

Joint Lead Arrangers and Joint Book Managers:
Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), SunTrust Robinson Humphrey, Inc. (“STRH”) and PNC Capital Markets LLC (“PNCCM” and, collectively with STRH and MLPFS, the “Lead Arrangers”) will act as joint lead arrangers and joint book managers.

Syndication Agents:	SunTrust and PNC will each act as a syndication agent.

Lenders:
A syndicate of financial institutions (including Bank of America, SunTrust and PNC) and institutional lenders acceptable to the Lead Arrangers and the Administrative Agent, and selected in consultation with the Borrower (collectively, the “Lenders”).  No lender or holder of obligations under the Mezzanine Facility nor any of their respective affiliates (each  a “Mezzanine Lender”) shall be permitted to be a Lender (whether on the Closing Date or via assignment), provided that a Mezzanine Lender may be a Lender only under the Term Loan Facility and the aggregate principal amount of loans held by the Mezzanine Lenders (taken as a whole) shall not exceed 20% of the aggregate outstanding principal amount of the Term Loan Facility.

Exhibit A – Summary of Terms and Conditions

Senior Credit Facilities:	An aggregate principal amount of up to $130,000,000 will be available through the following facilities:

Revolving Credit Facility:  $20,000,000 five-year revolving credit facility (the “Revolving Credit Facility”), which will include (a) a $5,000,000 sublimit for the issuance of standby letters of credit denominated in U.S. dollars only (each, a “Letter of Credit”) to be issued by Bank of America (in such capacity, the “Fronting Bank”) and (b) a $5,000,000 sublimit for swingline loans (each a “Swingline Loan”) that may be made available on a same day basis by Bank of America in its sole discretion.  Each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.  The definitive documentation shall contain customary protections for the Fronting Bank and the provider of Swingline Loans with respect to Defaulting Lenders (to be defined in the definitive documentation).

Term Loan Facility:  $110,000,000 term loan facility (the “Term Loan Facility”).

The Revolving Credit Facility and the Term Loan Facility are collectively referred to herein as the “Senior Credit Facilities”.

Purpose:
The proceeds of the Senior Credit Facilities shall be used (i) to finance a portion of the purchase price of the Acquisition, (ii) to finance the Refinancing, (iii) to pay fees, costs and expenses in connection with the Transactions and (iv) for working capital, capital expenditures, and other lawful general corporate purposes.

Closing Date:	The execution of definitive loan documentation, expected to occur on or before July 29, 2011 (the “Closing Date”).

Interest Rates/Fees/Expenses:	As set forth in Addendum I to this Exhibit A.

Maturities:	The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five years after the Closing Date.

The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued interest, being due five years after the Closing Date (the “Term Loan Maturity Date”).

Each Swingline Loan shall be repaid in full no later than ten (10) business days after such loan is made.

Exhibit A – Summary of Terms and Conditions

Availability/Scheduled
Amortization:
Revolving Credit Facility:  Loans under the Revolving Credit Facility may be made on a revolving basis up to the full amount of the Revolving Credit Facility, and Letters of Credit may be issued up to the sublimit for Letters of Credit.

Term Loan Facility:  The Term Loan Facility, all of which will be drawn on the Closing Date, will be subject to amortization of principal in equal quarterly installments (adjusted in each case for optional and mandatory prepayments) based on the applicable annual amortization amounts in the table set forth below (collectively, the “Scheduled Amortization”), with the remaining principal balance due on the Term Loan Maturity Date:

Year	Percentage of the initial aggregate principal amount of the Term Loan Facility
1	10.0%
2	12.5%
3	15.0%
4	15.0%
5	15.0%

Mandatory Prepayments
and Commitment Reductions:
In addition to the Scheduled Amortization set forth above, the following shall be applied to the prepayment of the Senior Credit Facilities first, to the Term Loan Facility (and to the principal installments thereof on a pro rata basis) and, second, to the Revolving Credit Facility:

(a)
50% of Excess Cash Flow (to be defined in the loan documentation), commencing with the fiscal year ending December 31, 2012; provided that no Excess Cash Flow prepayment shall be required for a fiscal year when the Consolidated Senior Leverage Ratio (as defined below) as of the end of such fiscal year is less than 1.50:1.00;

(b)
100% of all net cash proceeds from sales of property and assets of the Borrower and its subsidiaries (excluding sales of inventory in the ordinary course of business and subject to other exceptions and a reinvestment provision to be agreed upon in the loan documentation);

(c)
50% of all net cash proceeds from the issuance of additional equity interests in the Borrower or any of its subsidiaries otherwise permitted under the loan documentation; provided that the Borrower may use cash proceeds from any such issuance of additional equity interests to concurrently prepay indebtedness outstanding under the Mezzanine Facility so long as on the date of any such prepayment (i) the Borrower is in pro forma compliance (after giving effect to such prepayment) with the financial covenants and (ii) no default or event of default has occurred and is continuing or would result from such prepayment;

Exhibit A – Summary of Terms and Conditions

equity interests to concurrently prepay indebtedness outstanding under the Mezzanine Facility so long as on the date of any such prepayment (i) the Borrower is in pro forma compliance (after giving effect to such prepayment) with the financial covenants and (ii) no default or event of default has occurred and is continuing or would result from such prepayment;

(d)
100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries (with exceptions (including for debt incurred to finance acquisitions and capital investments) to be agreed upon in the loan documentation); and

(e)	100% of all net cash proceeds of Extraordinary Receipts (to be defined in the loan documentation and to exclude cash receipts in the ordinary course of business).

Optional Prepayments and Commitment Reductions:
The Borrower may prepay the Senior Credit Facilities in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings.  Each such prepayment of the Term Loan Facility shall be applied to the principal installments thereof as directed by the Borrower.  The unutilized portion of the commitments under the Senior Credit Facilities may be irrevocably reduced or terminated by the Borrower at any time without penalty.

Security:
Each Credit Party shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a)
All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 65% of the voting capital stock and 100% of the non-voting capital stock of each such “controlled foreign  corporation” that is first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower).

(b)	All present and future intercompany debt of each Credit Party.

Exhibit A – Summary of Terms and Conditions

(c)
All of the present and future property and assets of any Credit Party, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, material owned real estate, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(d)	All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Collateral shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof).

Conditions Precedent
to Closing:	As set forth in Exhibit B to the Commitment Letter.

conditions precedent to All Extensions of Credit:
Each extension of credit under the Senior Credit Facilities will be subject to the following:  (a) all of the representations and warranties in the loan documentation shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) as of the date of such extension of credit; and (b) no event of default under the Senior Credit Facilities or incipient default shall have occurred and be continuing, or would result from such extension of credit.

Representations
and Warranties:
The following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default (including no default on material contracts); (viii) ownership of property (including disclosure of liens, properties, leases and investments); (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and credit parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment

Exhibit A – Summary of Terms and Conditions

Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) no casualty; (xxi) collateral documents; (xxii) senior debt status; and (xxiii) material contracts.

Covenants:	The following affirmative, negative and financial covenants (in each case, with baskets and exceptions as may be agreed upon in the definitive loan documentation):

(a)
Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event, material change in accounting or financial reporting practices, disposition of property, sale of equity, incurrence of debt); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) compliance with environmental laws; (xiv) further assurances; (xv) compliance with terms of leaseholds; (xvi) interest rate hedging (as more fully described in the section entitled “Interest Rate Protection” below); (xvii) lien searches; (xviii) compliance with and maintenance of material contracts and licenses; (xix) compliance with and maintenance of government contracts; and (xx) designation as senior debt.

(b)
Negative Covenants - Restrictions on (i) liens; (ii) indebtedness (including guarantees and other contingent obligations); (iii) investments (including acquisitions, loans and advances (other than the Acquisition)); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) capital expenditures; (xii) amendments of organizational documents; (xiii) changes in accounting policies or reporting practices; (xiv) prepayments of other indebtedness, including the Mezzanine Facility (to the extent prohibited by the subordination terms applicable thereto); (xv) modification or termination of documents related to certain indebtedness, including the Mezzanine Facility (to the extent prohibited by the subordination terms applicable thereto); and (xvi) designation of other senior debt.

Exhibit A – Summary of Terms and Conditions

(c)	Financial Covenants – To include the following:

•	Maximum Consolidated Total Leverage Ratio (ratio of total indebtedness to EBITDA (to be defined in the definitive loan documentation), with levels to be agreed upon).

•	Maximum Consolidated Senior Leverage Ratio (ratio of senior indebtedness to EBITDA, with levels to be agreed upon).

•
Minimum Consolidated Fixed Charge Coverage Ratio (ratio of (i) EBITDA less capital expenditures to (ii) Fixed Charges (to be defined in the definitive loan documentation), with levels to be agreed upon).

Each of the ratios referred to above will be calculated on a consolidated basis for the Borrower and its subsidiaries for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such calculations shall be made for the period of time since the Closing Date and, where appropriate, annualized.

Interest Rate Protection:	The Borrower shall obtain interest rate protection in form and with parties acceptable to the Lenders for a notional amount and otherwise on terms to be agreed in the loan documentation.

Events of Default:
The following (with thresholds and grace periods to be agreed in the definitive loan documentation):  (i) nonpayment of principal, interest, fees or other amounts (with grace periods to be agreed for the non-payment of interest, fees and other amounts); (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed in any material respect (or, with respect to representations and warranties modified by materiality standards, in any respect); (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; (x) change of control (to be defined and mutually agreed upon in the definitive loan

Events of Default:
The following (with thresholds and grace periods to be agreed in the definitive loan documentation):  (i) nonpayment of principal, interest, fees or other amounts (with grace periods to be agreed for the non-payment of interest, fees and other amounts); (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed in any material respect (or, with respect to representations and warranties modified by materiality standards, in any respect); (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; (x) change of control (to be defined and mutually agreed upon in the definitive loan documentation); (xi) debarment or suspension by governmental authority; (xii) invalidity or impairment of subordination provisions or assertion thereof by any Credit Party or any of its subsidiaries or affiliates; and (xiii) termination or default under

Exhibit A – Summary of Terms and Conditions

material contracts or licenses (to be defined and mutually agreed upon in the definitive loan documentation).

Assignments and Participations:
Revolving Credit Facility Assignments:  Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $1,000,000 (or such lesser amount as represents the entire remaining amount of commitments under the Revolving Credit Facility held by such assigning Lender).

Term Loan Facility Assignments:  Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term Loan Facility in a minimum amount equal to $5,000,000 (or such lesser amount as represents the entire remaining amount of loans under the Term Loan Facility held by such assigning Lender).

Consents:  The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility to an entity that is not a Lender with a commitment in respect of the Revolving Credit Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund.  The consent of the Fronting Bank and the lender of any Swingline Loan will be required for any assignment under the Revolving Credit Facility.

Assignments Generally:  An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.  Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations:  Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or

Exhibit A – Summary of Terms and Conditions

substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors.

Waivers and
Amendments:
Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that the consent of (a) each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facilities, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the collateral securing the Senior Credit Facilities, and (v) the release of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors; (b) each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment and (c) the Lenders holding more than a specified percentage of the loans and commitments under one applicable facility of the Senior Credit Facilities shall be required with respect to certain other matters (including requiring the consent of Lenders holding at least 66-2/3% of the commitments under the Revolving Credit Facility in order for any amendment, consent or waiver to have the effect of permitting the conditions precedent to a drawing under the Revolving Credit Facility to be satisfied that would not otherwise be satisfied in the absence of such amendment, consent or waiver).

Indemnification:
The Borrower will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors (collectively, the “Indemnified Parties”) from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities, any other aspect of the Transactions, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs (except to the

Indemnification:
The Borrower will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors (collectively, the “Indemnified Parties”) from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities, any other aspect of the Transactions, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs (except to the extent such loss, claim, damage, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith breach of its material obligations relating to the Senior Credit Facilities).  This

Exhibit A – Summary of Terms and Conditions

indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:	State of New York.

Other:
Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.  The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection, replacement of lender and Defaulting Lender (to be defined in the definitive loan documentation), including provisions relating to cash collateralization for, and/or reallocation among other Lenders of participations in, Letters of Credit in the event any lender becomes a Defaulting Lender (limited to the Defaulting Lender's pro rata reimbursement obligations in respect of Letters of Credit), as well as certain other Defaulting Lender provisions, it being understood that (a) the commitments and loans of Defaulting Lenders shall be excluded for the purpose of making a determination of Required Lenders (as defined above), (b) Defaulting Lenders will have no vote under the loan documentation, except that the commitment of Defaulting Lenders may not be increased or extended without the consent of such Defaulting Lender and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (c) Defaulting Lenders may be replaced by the Borrower, and (d) no Lender, for so long as it is a Defaulting Lender, shall be entitled to receive (and the Borrower shall not be obligated to pay to such Defaulting Lender) either (i) a Letter of Credit Fee (as defined below) on its pro rata share of any issued and outstanding Letter of Credit (though such Letter of Credit fee may be payable to the Fronting Bank) or (ii) a Commitment Fee (as defined below).

Exhibit A – Summary of Terms and Conditions

ADDENDUM I

PRICING, FEES AND EXPENSES

Interest Rates:
Rates and Applicable Margins:  The interest rates per annum applicable to (a) the Senior Credit Facilities (other than in respect of Swingline Loans) will be, at the option of the Borrower, (i) LIBOR plus the Applicable Margin (as defined below), or (ii) the Base Rate (as defined below) plus the Applicable Margin; and (b) each Swingline Loan will be the Base Rate plus the Applicable Margin for Base Rate loans.  As used herein:

(a)
“Applicable Margin” means, for both the Term Loan Facility and the Revolving Credit Facility (including Swingline Loans), (a) until the delivery (or the time for delivery) of the compliance certificate for the fiscal quarter of the Borrower ending December 31, 2011, 4.00% per annum, in the case of LIBOR loans, and 3.00% per annum, in the case of Base Rate loans, and (b) thereafter, a percentage per annum to be determined in accordance with the Pricing Grid (as defined below) based on the Consolidated Total Leverage Ratio.

(b)	“Base Rate” means the highest of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50% and (z) the floating LIBOR for an interest period of one month plus 1.00%.

Interest Periods:  The Borrower may select interest periods of one, two, three or six months for LIBOR loans, subject to availability.  Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

Default Rate:  During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

Commitment Fee:
Commencing on the Closing Date, a commitment fee (the “Commitment Fee”) of 0.50% per annum shall be payable on the actual daily unused portions of the Revolving Credit Facility.  Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.  Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

Addendum I – Pricing, Fees and Expenses

1

Letter of
Credit Fees:
A participation fee on Letters of Credit (the “Letter of Credit Fee”) shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to LIBOR loans under the Revolving Credit Facility.  Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Revolving Credit Facility.  In addition, a fronting fee shall be payable to the Fronting Bank for its own account, in an amount and at the times set forth in the Bank of America Fee Letter.

Pricing Grid:	The Applicable Margin and the Letter of Credit Fee shall, at the times provided, be determined in accordance with the following pricing grid (the “Pricing Grid”):

Consolidated Total Leverage Ratio	Applicable Margin
	LIBOR Loans/ Letter of Credit Fees	Base Rate Loans
Less than 2.00 to 1.00	3.00%	2.00%
Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	3.50%	2.50%
Greater than or equal to 3.00 to 1.00	4.00%	3.00%

Calculation of
Interest and Fees:
Other than calculations in respect of interest at the Base Rate (including the Base Rate computed by reference to the LIBOR rate) each of which shall be made on the basis of actual number of days elapsed in a 365/366 day year, all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:
The Borrower will pay all reasonable costs and expenses of the Administrative Agent and the Lead Arrangers associated with the preparation, due diligence, administration, syndication and closing of all loan documentation (including the reasonable fees, disbursements and other charges of Winston & Strawn LLP, as counsel to MLPFS and Bank of America, and of special and local counsel to the Lenders retained by MLPFS or the Administrative Agent) regardless of whether or not the Senior Credit Facilities are closed.  The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

Addendum I – Pricing, Fees and Expenses

2

counsel to MLPFS and Bank of America, and of special and local counsel to the Lenders retained by MLPFS or the Administrative Agent) regardless of whether or not the Senior Credit Facilities are closed.  The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

Addendum I – Pricing, Fees and Expenses

3

EXHIBIT B

CONDITIONS ANNEX
DYNAMICS RESEARCH CORPORATION
$130,000,000 SENIOR SECURED CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter dated as of June 2, 2011 (the “Commitment Letter”) by and among the Borrower (as defined below), the Lead Arrangers (as defined below), Bank of America, N.A. (“Bank of America”), SunTrust Bank (“SunTrust”) and PNC Bank, National Association (“PNC”) to which this Exhibit B is attached.

The closing and making the initial extensions of credit under the Senior Credit Facilities shall be subject to the satisfaction or waiver of the following conditions:

1.
The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities incorporating substantially the terms and conditions outlined in the Commitment Letter and otherwise reasonably satisfactory to the Borrower, the Lead Arrangers, the Administrative Agent and the applicable Lenders.

2.
the Lenders shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the Collateral, and all filings, recordations and searches necessary or desirable in connection with the liens and security interests in the Collateral shall have been duly made; all filing and recording fees and taxes shall have been duly paid.

3.
The Administrative Agent shall have received customary legal opinions (which shall expressly permit reliance by successors and assignees of the Administrative Agent and each Lender), evidence of authorization, corporate documents, insurance certificates, endorsements, or other documentation reasonably satisfactory to the Lead Arrangers, evidencing that the Administrative Agent, on behalf of the Lenders, is an additional insured or lender loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Credit Parties forming part of the Collateral, which policies (including the types, terms and conditions thereof) shall be reasonably satisfactory to the Administrative Agent and the Lead Arrangers and other certificates (including a certificate from the chief financial officer of the Borrower with respect to solvency (on a consolidated basis) of the Borrower and its subsidiaries after giving effect to the Transactions in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arrangers).

4.
The Borrower shall have (a) delivered to the Lead Arrangers (and the Lead Arrangers shall have received) true and correct copies of the definitive documentation for the Mezzanine Facility (including all exhibits and schedules thereto), and (b) received, or shall receive substantially concurrently with the initial borrowing under the Senior Credit Facilities, gross cash proceeds from the Mezzanine Facility in an aggregate principal amount of at least $40,000,000 on the terms set forth in the commitment letter dated as of June 2, 2011 from Ares Capital Corporation and delivered to the Administrative Agent’s counsel in an email from Joyce Hsieh at Bingham McCutchen LLP at 9:50 pm (Eastern) on June 2, 2011 (the “Mezzanine Commitment Letter”) or,

Exhibit B - Conditions Annex

1

to the extent of any deviations therefrom that, individually or in the aggregate, are material to the interests of the Lenders, reasonably satisfactory to the Lead Arrangers (it being understood that any change in the subordination terms and conditions set forth in the Mezzanine Commitment Letter will be deemed to be material), and (ii) all other terms with respect to the Mezzanine Facility not set forth in the Mezzanine Commitment Letter shall be reasonably satisfactory to the Lead Arrangers.

5.
The Lead Arrangers shall have received (a) a true and correct copy of the Merger Agreement (including all exhibits and schedules thereto), which shall be in form and substance reasonably satisfactory to the Lead Arrangers (it being understood and agreed that the “Execution Copy” of the Merger Agreement dated as of June 2, 2011 and delivered via email to the Administrative Agent’s counsel in an email from Frank Hamblett of Nixon Peabody LLP at 4:39 pm (Eastern) on June 1, 2011 (including the draft disclosure schedules delivered via email to the Administrative Agent’s counsel in an email from Jonathan Wolcott of Holland & Knight LLP at 11:15 am (Eastern) on May 27, 2011) but not any of the exhibits thereto) are reasonably satisfactory to the Lead Arrangers), and the Acquisition shall be consummated in accordance with the terms of the Merger Agreement, without giving effect to any amendments, modifications or waivers that, individually or in the aggregate, are material to the interests of the Lenders (as reasonably determined by the Lead Arrangers, it being understood that, without limitation, any change in the amount or form of the purchase price or the third party beneficiary rights applicable to the Lead Arrangers and Lenders shall be deemed to be material to the interests of the Lenders) unless approved in writing by each of the Lead Arrangers, and the Cash On Hand Consideration shall be paid and (b) all governmental, shareholder and third party consents and approvals necessary in connection with the Transactions and the related financings and other transactions contemplated hereby and all applicable waiting periods related thereto shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower, the Target or any of their respective subsidiaries or such other transactions, or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Lead Arrangers could have such effect.

6.
The Refinancing, including the payment in full of all principal, interest, fees, expenses and other amounts outstanding under or in connection with the existing indebtedness of the Borrower, its subsidiaries and the Target and its subsidiaries (with exceptions to be agreed in the definitive loan documentation) shall have been (or substantially simultaneously with the Closing Date shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees and security therefor discharged and released.

7.
The Lead Arrangers shall have received (a) the audited consolidated balance sheets and related consolidated statements of income and cash flows of each of  Borrower and its subsidiaries and the Target and its subsidiaries, in each case for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, (b) to the extent available, the unaudited consolidated balance sheets and related consolidated statements of income and cash flows of each of the Borrower and its subsidiaries and the Target and its subsidiaries for each fiscal quarter ending after December 31, 2010, but at least 45 days prior to the Closing Date, (c)  a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower and its subsidiaries (after giving effect to the Transactions) as of and for the four-quarter period ending on the last day of the most recent fiscal quarter ending at least 45 days before the Closing Date, prepared after giving effect to the Transactions as if the

Exhibit B - Conditions Annex

2

Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), together with a certificate of the chief financial officer of the Borrower to the effect that such statements accurately present the pro forma financial position of the Borrower and its subsidiaries in accordance with GAAP and Regulation S-X (and in any event after giving effect to the Transactions), (d) the then most recent forecasts of the Borrower of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Senior Credit Facilities, and (e) a certificate of a responsible financial officer of the Borrower demonstrating, on a pro forma basis for all elements of the Transactions to be effected on or before the Closing Date, that: (A) consolidated EBITDA of the Borrower and its subsidiaries for the twelve consecutive months ended as of the month most recently ended prior to the Closing Date for which financial statements are available will be at least $37,800,000 and (B) the Borrower and its subsidiaries shall be in compliance with (1) a Consolidated Total Leverage Ratio of no greater than 4.00 to 1.00 and (2) a Consolidated Senior Leverage Ratio of no greater than 3.00 to 1.00.

8.
The Lead Arrangers shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested not less than ten business days prior to the Closing Date.

9.
Prior to the Syndication Assistance Termination Date, there shall be no other issues of debt securities or commercial bank or other credit facilities of the Borrower, the Target or any of their respective subsidiaries shall be announced, offered, placed or arranged (other than the Mezzanine Facility and any sale leaseback transactions and other ordinary course transactions), without the Lead Arrangers’ consent (such consent not to be unreasonably withheld or delayed).

10.
The Lead Arrangers (a) shall have been provided with the confidential information memoranda to be used in connection with the syndication of the Senior Credit Facilities at least 15 business days (excluding traditional blackout periods in the bank market) prior to the Closing Date (or such shorter time as may be agreed to by the Lead Arrangers) and (b) shall been afforded a period of at least 15 consecutive business days (excluding traditional blackout periods in the bank market) after receipt of the confidential information memoranda described in clause (a) above to syndicate the Senior Credit Facilities.

11.
There shall not have occurred any circumstance, development, event, condition, effect or change since December 31, 2010 that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect on (a) the Borrower and its subsidiaries (taken as a whole) or (b) the Target and its subsidiaries (taken as a whole).  As used herein, “Material Adverse Effect” means with respect to any person (i) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of such person or such person and its subsidiaries taken as a whole; (ii) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any loan documentation, or of the ability of such person to perform its obligations under any loan documentation to which it is a party or will be a party; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against such person of any loan documentation to which it is, or will be, a party.

Exhibit B - Conditions Annex

3

12.	The closing of the Senior Credit Facilities shall have occurred on or before July 29, 2011.

13.
Payment of all fees and expenses due to the Lead Arrangers, the Administrative Agent and the Lenders required to be paid on the Closing Date (including the fees and expenses of counsel (including any special or local counsel) for MLPFS and Bank of America).

14.
The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

Exhibit B - Conditions Annex

4